AMENDMENT NO. 1 TO
                                     FORM 8-A

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

                         PIONEER FINANCIAL SERVICES, INC.

              (Exact name of registrant as specified in its charter)

             DELAWARE                                36-2479273

(State of incorporation or organization)   (I.R.S. Employer Identification No.)

        1750 EAST GOLF ROAD
       SCHAUMBURG, ILLINOIS                            60173

  (Address of principal executive offices)          (Zip Code)

  Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class           Name of each exchange on which
        to be so registered           each class is to be registered

    RIGHTS TO ACQUIRE SERIES A           NEW YORK STOCK EXCHANGE
      JUNIOR PREFERRED STOCK


  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1993 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

  Securities to be registered pursuant to Section 12(g) of the Act:

                                       NONE

                                 (Title of class)

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT

  ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Subject to the following paragraph, the description of the Rights to Acquire Series A Junior Preferred Stock (the "Rights") is set forth under the heading "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on December 12, 1990, which description is incorporated herein by reference.

         On December 15, 1996, the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent") adopted an amendment (the "Amendment") to the Rights Agreement between the Company and the Rights Agent (the "Rights Agreement"). The Amendment modifies the terms of the Rights by excluding from the definitions of "Acquiring Person" and "Separation Date":
  Conseco, Inc. ("Conseco") and Rock Acquisition Company, a wholly-owned subsidiary of Conseco ("RAC"), but only in connection with that certain Agreement and Plan of Merger dated as of December 15, 1996 by and among Conseco, RAC and the Company.

  ITEM 2.   EXHIBITS

  1* Rights Agreement, dated as of December 12, 1990 between the Company and First Chicago Trust Company of New York, as Rights Agent (including exhibits thereto).

  1(a) Amendment to the Rights Agreement dated as of December 12, 1990 (the "Rights Agreement"), is made as of December 15, 1996, by the Company and First Chicago Trust Company of New York, as Rights Agent.

  ____________________
  * Previously filed.


                                     SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


  Dated:   January 27, 1997          PIONEER FINANCIAL SERVICES, INC.



                                By: /s/ David I. Vickers
                                    Name: David I. Vickers
                                    Title:     Senior Vice President, Chief
                                               Financial Officer and Treasurer